EXHIBIT 99.1

Contact: URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Pamela Blum (212) 687-8080

BILL LINGARD NAMED EXECUTIVE VICE PRESIDENT AND
 CHIEF OPERATING OFFICER OF URS

Chief Financial Officer H. Thomas Hicks Promoted to Executive Vice President

Wayne Shaw to Become New President of URS’ Oil & Gas Division

SAN FRANCISCO, CA – May 28, 2013 – URS Corporation (NYSE:URS) today announced that W.J. (Bill) Lingard has been appointed to the newly created position of Executive Vice President and Chief Operating Officer, effective immediately.  Mr. Lingard, who was most recently President of the Oil & Gas division for URS, will be based in San Francisco and report to Chairman and Chief Executive Officer Martin M. Koffel.  The Company also announced that H. Thomas Hicks, currently Vice President and Chief Financial Officer, has been promoted to Executive Vice President.  He will continue to serve as Chief Financial Officer.  Wayne Shaw, previously the Chief Operating Officer of URS’ Oil & Gas division, has been named as President of the division, filling the position vacated by Mr. Lingard.

Mr. Lingard is the former President and CEO of Flint Energy Services Ltd., a leading provider of construction services to the North American oil and gas market.  He joined URS following the Company’s acquisition of Flint in May 2012.  In his new role, Mr. Lingard will serve as Chairman of URS’ Management Committee and will work closely with URS’ senior management team to achieve the Company’s key strategic and operational goals.  As Chief Operating Officer, Mr. Lingard will assume increasing responsibility for oversight of all of the Company’s operating divisions – Federal Services, Infrastructure & Environment, Energy & Construction and Oil & Gas – over the coming months.

Martin M. Koffel, Chairman and Chief Executive Officer, said: “Bill is an exceptional leader with an ideal set of skills and experience for the new COO position.  Having led Flint and its nearly 13,000 employees through the rapid growth and development of the North American energy sector, Bill has a deep understanding of the engineering, construction and technical services market and knows what it takes to successfully manage a major public company.  Bill also spearheaded the seamless integration of Flint into URS, demonstrating tremendous leadership skills, and I’m confident that Bill will be an invaluable asset for URS as COO.”

i

Mr. Lingard said:  “I am honored to have the opportunity to continue to work with our extraordinarily talented leadership team – including our four division presidents – in this new role.  In a challenging, highly competitive market, URS has tremendous advantages, including scale and geographic reach, leading talent and expertise in a diverse group of market sectors, and a strong culture of client service.  I look forward to contributing to the Company’s ongoing growth and success.”

On the promotion of Mr. Hicks, Mr. Koffel said:  “Tom is a gifted strategic thinker and a financial leader in our industry.  This promotion recognizes the many valuable contributions Tom continues to make to our company, and we look forward to him continuing to play a leading role in the growth and development of URS.”

Commenting on Mr. Shaw, Mr. Koffel stated:  “Wayne has long been a driving force in the success of Flint and in its integration with URS.  He has done an excellent operating job as COO of our Oil & Gas division, and I am confident he will continue to build on that success and track record in his new role as President of the division.”

Additional Biographical Information

Mr. Lingard was named President and Chief Executive Officer of Flint in January 2005.  He began his career in 1982 at Halliburton's Otis Engineering division, and spent the next 18 years in a number of increasingly senior positions.  In January 2000, he joined Bonus Well Servicing, a subsidiary of Enserco Energy Service Company Inc., as Vice President, Operations, and became Chief Operating Officer of Enserco in 2000.  Following Enserco’s sale to Nabors in April 2002, he became President of Nabors Drilling Ltd. and Chief Operating Officer of Nabors Canada LP.  Mr. Lingard received a Bachelor of Engineering degree from Memorial University in St. John’s, Newfoundland in 1982.  He is a registered Professional Engineer

Mr. Hicks has been the Chief Financial Officer and Vice President of URS since March 2006.  He served as Vice President of finance at URS from September 2005 to March 2006.  Prior to joining URS, he served as Managing Director at Merrill Lynch Investment Banking from September 1997 to September 2005 and advised leading companies, including URS, in the Aerospace, Defense, Information Services and Engineering and Construction industries on numerous M&A, debt and equity capital market transactions.  Prior to joining Merrill Lynch in 1997, Mr. Hicks served as Vice President of Corporate Development, at Litton Industries.  From 1978 to 1994, he was Vice President, Finance and Administration at Science Applications International Corporation and also served as its Corporate Vice President of Finance and Corporate Vice President of Mergers and Acquisitions.  Mr. Hicks holds a B.S. degree in Commerce from the University of Virginia.

Mr. Shaw has served as the Chief Operating Officer of URS Flint since January 2012.  Previously, he was President of Operations for Flint Energy Services since January 2011, and Senior Vice President, Facility Infrastructure Construction from 2001 to 2010.  Prior to joining Flint, Mr. Shaw was the President and Founder of Procall Management Ltd., a privately-owned management company serving multiple oil and gas clients that was sold to Flint in 2000.  From 1984 to 1996, he held various positions of increasing responsibility at Exxon Imperial Oil Ltd. Mr. Shaw earned a B.S. degree from the University of Western Ontario and completed Harvard Business School’s Advanced Management Program in 2013.

ii

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

###

iii